EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Western Life Insurance Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of National Western Life Insurance Company of our reports dated March 17, 2008, with respect to the consolidated balance sheets of National Western Life Insurance Company as of December 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2007, and all related 2007 and 2006 financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of National Western Life Insurance Company.  Our report refers to a change in the method of accounting for deferred acquisition cost in connection with modifications or exchanges of insurance contracts in 2007 and pension and other postretirement plan obligations in 2006.

/S/KPMG LLP
KPMG LLP

Austin, Texas
September 2, 2008